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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. ____)*

CYBERONICS, INC.
(Name of Issuer)
COMMON STOCK, par value $.01 per share
(Title of Class of Securities)
23251P102
(CUSIP Number)
March 31, 2005
(Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]	Rule 13d-1(b)
[X]	Rule 13d-1(c)
[ ]	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 23251P102	Page 2 of 18 Pages

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Atlas Equity II. Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES	5	SOLE VOTING POWER 327,500
BENEFICIALLY OWNED	6	SHARED VOTING POWER None
BY EACH REPORTING	7	SOLE DISPOSITIVE POWER 327,500
PERSON WITH:	8	SHARED DISPOSITIVE POWER None

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 327,500
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not Applicable	[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.3%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 23251P102	Page 3 of 18 Pages

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Atlas Equity III. Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES	5	SOLE VOTING POWER 239,734
BENEFICIALLY OWNED	6	SHARED VOTING POWER None
BY EACH REPORTING	7	SOLE DISPOSITIVE POWER 239,734
PERSON WITH:	8	SHARED DISPOSITIVE POWER None

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 239,734
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES * Not Applicable	[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.0%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 23251P102	Page 4 of 18 Pages

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Atlas Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES	5	SOLE VOTING POWER 567,234
BENEFICIALLY OWNED	6	SHARED VOTING POWER None
BY EACH REPORTING	7	SOLE DISPOSITIVE POWER 567,234
PERSON WITH:	8	SHARED DISPOSITIVE POWER None

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 567,234
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES * Not Applicable	[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.3%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 23251P102	Page 5 of 18 Pages

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Atlas Global, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES	5	SOLE VOTING POWER None
BENEFICIALLY OWNED	6	SHARED VOTING POWER 567,234
BY EACH REPORTING	7	SOLE DISPOSITIVE POWER None
PERSON WITH:	8	SHARED DISPOSITIVE POWER 567,234

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 567,234
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES * Not Applicable	[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.3%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 23251P102	Page 6 of 18 Pages

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Atlas Global Investments, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES	5	SOLE VOTING POWER None
BENEFICIALLY OWNED	6	SHARED VOTING POWER 567,234
BY EACH REPORTING	7	SOLE DISPOSITIVE POWER None
PERSON WITH:	8	SHARED DISPOSITIVE POWER 567,234

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 567,234
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES * Not Applicable	[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.3%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 23251P102	Page 7 of 18 Pages

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Atlas Global Investments II, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES	5	SOLE VOTING POWER None
BENEFICIALLY OWNED	6	SHARED VOTING POWER 567,234
BY EACH REPORTING	7	SOLE DISPOSITIVE POWER None
PERSON WITH:	8	SHARED DISPOSITIVE POWER 567,234

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 567,234
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES * Not Applicable	[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.3%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 23251P102	Page 8 of 18 Pages

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Balyasny Asset Management L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES	5	SOLE VOTING POWER 567,234
BENEFICIALLY OWNED	6	SHARED VOTING POWER None
BY EACH REPORTING	7	SOLE DISPOSITIVE POWER 1,286,353
PERSON WITH:	8	SHARED DISPOSITIVE POWER None

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,286,353
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES * Not Applicable	[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.2%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 23251P102	Page 9 of 18 Pages

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Dmitry Balyasny
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES	5	SOLE VOTING POWER 567,234
BENEFICIALLY OWNED	6	SHARED VOTING POWER None
BY EACH REPORTING	7	SOLE DISPOSITIVE POWER 1,286,353
PERSON WITH:	8	SHARED DISPOSITIVE POWER None

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,286,353
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES * Not Applicable	[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.2%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Item 1	(a)	Name of Issuer:

Cyberonics, Inc. (the “Company”)

(b)	Address of Issuer’s Principal Executive Offices:

100 Cyberonics Boulevard Houston, Texas 77058

Item 2	(a) - (c)	This statement is filed on behalf of the following:

    (1)        Atlas Equity II, a Cayman Islands corporation (“AE2”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies.

    (2)        Atlas Equity III, a Cayman Islands corporation (“AE3”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies.

    (3)        Atlas Master Fund, Ltd., a Cayman Islands corporation (“AMF”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies. AMF owns 100% of the equity interests in each of AE2 and AE3.

(4) Atlas Global, LLC, a Delaware limited liability company (“AG”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AG owns 15% of the equity interests in AMF.

    (5)        Atlas Global Investments, Ltd., a Cayman Islands corporation (“AGI1”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies. AGI owns 58% of the equity interests in AMF.

    (6)        Atlas Global Investments II, Ltd., a Cayman Islands corporation (“AGI2”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies. AGI2 owns 27% of the equity interests in AMF.

    (7)        Balyasny Asset Management L.P., a Delaware limited partnership (“BAM”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. BAM is the sole managing member of AG and is the investment manager to each of AE2, AE3, AG, AGI1 and AGI2.

Page 10 of 18 Pages

(8) Dmitry Balyasny, a United States citizen whose business address is 181 West Madison, Suite 3600, Chicago, IL 60602. Dmitry Balyasny is the sole managing member of the general partner of BAM.

(d)	Title of Class of Securities:

Common Stock, $.01 par value per share

(e)	CUSIP Number:

23251P102

Item 3	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable.

Item 4	Ownership:

AE2

(a)	Amount Beneficially Owned:

327,500 shares

(b)	Percent of Class:

1.3%

(c)	Number of Shares as to which person has:

(i)	sole power to vote or to direct vote:

327,500 shares

(ii)	shared power to vote or to direct vote:

none

(iii)	sole power to dispose or direct disposition of:

327,500 shares

(iv)	shared power to dispose or to direct disposition of:

none

Page 11 of 18 Pages

AE3

(a)	Amount Beneficially Owned:

239,734 shares

(b)	Percent of Class:

1.0%

(c)	Number of Shares as to which person has:

(i)	sole power to vote or to direct vote:

239,734 shares

(ii)	shared power to vote or to direct vote:

none

(iii)	sole power to dispose or direct disposition of:

239,734 shares

(iv)	shared power to dispose or to direct disposition of:

none

AMF

(a)	Amount Beneficially Owned:

By virtue of its ownership of 100% of the equity interest in each of AE2 and AE3, AMF may be deemed to beneficially own the 567,234 shares of the Company’s Common Stock beneficially owned by AE2 and AE3.

(b)	Percent of Class:

2.3%

(c)	Number of Shares as to which person has:

(i)	sole power to vote or to direct vote:

567,234 shares

Page 12 of 18 Pages

(ii)	shared power to vote or to direct vote:

none

(iii)	sole power to dispose or direct disposition of:

567,234 shares

(iv)	shared power to dispose or to direct disposition of:

none

AG

(a)	Amount Beneficially Owned:

By virtue of its ownership of 15% of the equity interest in AMF, AG may be deemed to beneficially own the 567,234 shares of the Company’s Common Stock beneficially owned by AMF.

(b)	Percent of Class:

2.3%

(c)	Number of Shares as to which person has:

(i)	sole power to vote or to direct vote:

none

(ii)	shared power to vote or to direct vote:

567,234 shares

(iii)	sole power to dispose or direct disposition of:

none

(iv)	shared power to dispose or to direct disposition of:

567,234 shares

Page 13 of 18 Pages

AGI1

(a)	Amount Beneficially Owned:

By virtue of its ownership of 58% of the equity interest in AMF, AGI1 may be deemed to beneficially own the 567,234 shares of the Company’s Common Stock beneficially owned by AMF.

(b)	Percent of Class:

2.3%

(c)	Number of Shares as to which person has:

(i)	sole power to vote or to direct vote:

none

(ii)	shared power to vote or to direct vote:

567,234 shares

(iii)	sole power to dispose or direct disposition of:

none

(iv)	shared power to dispose or to direct disposition of:

567,234 shares

AGI2

(a)	Amount Beneficially Owned:

By virtue of its ownership of 27% of the equity interest in AMF, AGI2 may be deemed to beneficially own the 567,234 shares of the Company’s Common Stock beneficially owned by AMF.

(b)	Percent of Class:

2.3%

Page 14 of 18 Pages

(c)	Number of Shares as to which person has:

(i)	sole power to vote or to direct vote:

none

(ii)	shared power to vote or to direct vote:

567,234 shares

(iii)	sole power to dispose or direct disposition of:

none

(iv)	shared power to dispose or to direct disposition of:

567,234 shares

BAM

(a)	Amount Beneficially Owned:

By virtue of its position as investment manager of each of AE2, AE3, AG, AGI1 and AGI2 and its role as sole managing member of AG, BAM may be deemed to beneficially own the 567,234 shares of the Company’s Common Stock beneficially owned by AE2, AE3, AG, AGI1 and AGI2. In addition, pursuant to an investment advisory agreement pursuant to which BAM manages certain accounts, BAM has investment power (but not voting power) with respect to 719,119 shares of the Company’s Common Stock held in such accounts.. As such, BAM may also be deemed to beneficially own such 719,119 shares of the Company’s Common Stock.

(b)	Percent of Class:

5.2%

(c)	Number of Shares as to which person has:

(i)	sole power to vote or to direct vote:

567,234 shares

(ii)	shared power to vote or to direct vote:

none

Page 15 of 18 Pages

(iii)	sole power to dispose or direct disposition of:

1,286,353

(iv)	shared power to dispose or to direct disposition of:

none

Dmitry Balyasny

(a)	Amount Beneficially Owned:

By virtue of his position as the sole managing member of the general partner of BAM, Mr. Balyasny may be deemed to beneficially own the 1,286,353 shares of the Company’s Common Stock beneficially owned by BAM.

(b)	Percent of Class:

5.2%

(c)	Number of Shares as to which person has:

(i)	sole power to vote or to direct vote:

1,286,353 shares

(ii)	shared power to vote or to direct vote:

none

(iii)	sole power to dispose or direct disposition of:

1,286,353 shares

(iv)	shared power to dispose or to direct disposition of:

none

Item 5	Ownership of Five Percent or Less of a Class:

Not Applicable.

Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable

Page 16 of 18 Pages

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported by the Parent Holding Company or Control Person:

Not Applicable

Item 8	Identification and Classification of Members of the Group:

Not Applicable

Item 9	Notice of Dissolution of Group:

Not Applicable.

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 17 of 18 Pages

SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   April 6, 2005.

ATLAS EQUITY II, LTD.	ATLAS GLOBAL INVESTMENTS, LTD.
By: /s/ Scott H. Schroeder	By: /s/ Scott H. Schroeder
Scott H. Schroeder	Scott H. Schroeder
Authorized Signatory	Authorized Signatory
ATLAS EQUITY III, LTD.	ATLAS GLOBAL INVESTMENTS II, LTD.
By: /s/ Scott H. Schroeder	By: /s/ Scott H. Schroeder
Scott H. Schroeder	Scott H. Schroeder
Authorized Signatory	Authorized Signatory
ATLAS MASTER FUND, LTD.	BALYASNY ASSET MANAGEMENT L.P.
By: /s/ Scott H. Schroeder	By: /s/ Dmitry Balyasny
Scott H. Schroeder	Dmitry Balyasny
Authorized Signatory	Authorized Signatory
ATLAS GLOBAL, LLC
By: /s/ Scott H. Schroeder	/s/ Dmitry Balyasny
Scott H. Schroeder	Dmitry Balyasny
Authorized Signatory

Page 18 of 18 Pages